Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.
Registration Statements (Form S-8 Nos. 333-231721, 333-196048, 333-269487) of PGT Innovations, Inc.

of our reports dated February 27, 2023, with respect to the consolidated financial statements and schedule of PGT Innovations, Inc., and the effectiveness of internal control over financial reporting of PGT Innovations, Inc. included in this Annual Report (Form 10-K) of PGT Innovations, Inc. for the fiscal year ended December 31, 2022.

/s/ Ernst & Young LLP

Tampa, Florida

February 27, 2023